Exhibit 10.206
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.
THE IMMUNE RESPONSE CORPORATION
“MORTGAGE NOTE” (8% CONVERTIBLE SECURED PROMISSORY NOTE)

$3,155,399	New York, New York
April 11, 2006
     FOR VALUE RECEIVED, the undersigned, The Immune Response Corporation, a Delaware Corporation (the “Issuer”), hereby unconditionally promises to pay on January 1, 2009 to the order of Cheshire Associates LLC (the “Purchaser”), at the office of the Purchaser located at 535 Madison Avenue, 18th Floor, New York, New York 10022, or such other address designated by the Purchaser, in lawful money of the United States of America and in immediately available funds, the principal amount of (a) $3,155,399 or (b) if less as a result of any voluntary conversion(s) of this Note in part in accordance with the Note Purchase Agreement, as defined below (it being understood that as of the date of this Note the applicable Conversion Price is $0.02 per share), the aggregate unpaid principal amount of this Note. Subject to the Note Purchase Agreement (provided, that notwithstanding the Note Purchase Agreement no actual payments of principal or interest are scheduled for before the maturity date of this Note), the Issuer further agrees to pay interest on the unpaid principal amount from time to time outstanding hereunder, from the date hereof, in like money, at the rate of eight percent (8%) per annum.
     This Note is derived from that certain Note Purchase Agreement, dated November 9, 2001, by and between Kevin Kimberlin Partners, L.P. (“KKP”) and the Issuer, as amended by Amendment No. 1, dated as of February 14, 2002 and Amendment No. 2, dated as of May 3, 2002, each by and among the Issuer, KKP and Oshkim Limited Partnership (“Oshkim”) and as further amended by Amendment No. 3, dated as of July 11, 2002, by and among the Issuer, KKP, Oshkim and The Kimberlin Family 1998 Irrevocable Trust (together, the “Note Purchase Agreement”), and is intended to, except as set forth herein, have the same terms, rights and conditions as provided in the Note Purchase Agreement and in any subsequent agreement between the Purchaser (which is the assignee of the Note Purchase Agreement parties other than the Issuer) and the Issuer. Such “subsequent agreements” include the Note Exchange Agreement dated April 29, 2005, the Note Exchange Agreement dated February 8, 2006, the Note Revision Agreement dated February 8, 2006 and the Note Conversion Commitment Agreement dated February 15, 2006.
     This Note is secured as provided in the Note Purchase Agreement (and as provided in that certain Intellectual Property Security Agreement, dated November 9, 2001, by and among the Issuer and KKP, as amended by Amendment No. 1, dated February 26, 2002, by and among the Issuer, KKP and Oshkim, and as further amended by Amendment No. 2, dated July 11, 2002, by and among the Issuer, KKP, Oshkim and the Kimberlin Trust), which security interest is subject to the Intercreditor Agreement dated February 9, 2006, by and among the Issuer, the Purchaser, Cornell Capital Partners, L.P. and Hudson Asset Partners, LLC as agent, and Amendment No. 1 dated March 7, 2006 to such Intercreditor Agreement.
     Upon the occurrence of any one or more of the Events of Default specified in the Note Purchase Agreement, all amounts then remaining unpaid on this Note and all amounts then remaining unpaid on any note issued by the Issuer to the Purchaser or to any affiliate and/or related party of the Purchaser shall become, or may be declared to be, immediately due and payable. By acceptance of this Note the Purchaser represents, however, that as of the date of this Note there are no such other notes issued and outstanding, and undertakes to deliver to the Issuer for formal cancellation any and all such prior notes which may be in or come into the Purchaser’s possession or control.
     Subject to the provisions of the legend above, this Note is freely transferable, in whole or in part, by the Purchaser, and such transferee shall have the same rights hereunder as the Purchaser. The Issuer may not assign or delegate any of its obligations under this Note without the prior written consent of the Purchaser (or its successor, transferee or assignee).
     All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.
     Subject to the Note Purchase Agreement, the Issuer agrees to pay all of the Purchaser’s expenses, including reasonable attorneys’ costs and fees, incurred in collecting sums due under this Note.
     This Note shall be subject to prepayment only in accordance with the terms of the Note Purchase Agreement.
     This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

THE IMMUNE RESPONSE CORPORATION

By:	/s/ Michael K. Green
Name:	Michael K. Green
Title:	Chief Operating Officer
 2